FOR IMMEDIATE RELEASE

               HUBCO COMPLETES ACQUISITION OF UST BANK/CONNECTICUT

Mahwah, New Jersey, November 29, 1996 - HUBCO, Inc. (NASDAQ:HUBC), today announced that its Connecticut subsidiary, Lafayette American Bank and Trust Company, has completed its acquisition of UST Bank/Connecticut from UST Corp.

Under the terms of the agreement, UST Corp. was paid cash equal to UST Bank/Connecticut's capital (less the deferred tax asset) plus a 7% deposit premium on UST Bank/Connecticut's deposits. The acquisition is a taxable cash merger which allows HUBCO to deduct the deposit premium for tax purposes. UST Bank/Connecticut was a $112 million asset commercial bank, with $69 million in loans and $100 million in deposits. It had 4 offices in Fairfield County, Connecticut.

The merger of UST Bank/Connecticut into Lafayette American Bank will increase Lafayette's branch offices to 22 and increases its asset size to approximately $1.0 billion. Lafayette's branches are primarily in Fairfield and New Haven counties. Hudson United Bank, HUBCO's New Jersey banking subsidiary has 58 offices and $1.8 billion in assets.

HUBCO's Chairman, President and CEO Kenneth T. Neilson commented, "The acquisition of UST Bank/Connecticut, our third acquisition in Connecticut this year, expands our presence in Fairfield county. The market area both expands and overlaps that of Lafayette American." He added, "We are pleased with the rapid growth of our Connecticut franchise and the economies of scale which these acquisitions generate. The acquisitions also enhance our ability to deliver community banking with all the technology and conveniences of a much larger institution."

HUBCO's merger with Westport Bancorp is scheduled for December 13, 1996, and all necessary approvals have been received. This acquisition will expand Lafayette to $1.3 billion in assets with 27 branches. Lafayette will rank among the 10 largest financial institutions in Connecticut.

The banking subsidiaries of HUBCO Inc. offer a full array of innovative products and services for the retail and commercial market including Imaged checking accounts, 24-hour telephone banking, loans by phone, alternative investments products, Trust services and a full line of deposit and loan products.